Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-141702, 333-157445, 333-175981, and 333-212840) and Form S-3 (No. 333-202552) of HealthSouth Corporation of our report dated February 22, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for share-based compensation as described in Note 1 to the consolidated financial statements, as to which the date is September 18, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HealthSouth Corporation's Current Report on Form 8‑K dated September 18, 2017.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
September 18, 2017